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Exhibit 4.2

No. [ ]	$[ ]
Date: August 12, 2002

EARTHSHELL CORPORATION
SECURED CONVERTIBLE DEBENTURE DUE AUGUST 12, 2007

        THIS DEBENTURE is one of a series of duly authorized and issued debentures of EarthShell Corporation, a Delaware corporation (the "Company"), designated as its Secured Convertible Debentures due August 12, 2007, in the aggregate principal amount of $[    ] (the "Debentures").

        FOR VALUE RECEIVED, the Company promises to pay to the order of [Holder] or its registered assigns (the "Holder"), the principal sum of [    ] ($), on August 12, 2007 (the "Maturity Date"), or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof. The principal amount of this Debenture may be increased as set forth in Section 3(c) below. All holders of the Debentures are referred to collectively, as the "Holders". This Debenture is subject to the following additional provisions.

        1.    Definitions.    In addition to the terms defined elsewhere in this Debenture, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of August 12, 2002, among the Company and the Purchasers identified therein (the "Purchase Agreement"), and (b) the following terms have the meanings indicated:

          "Adjustment Date" means the fifth Trading Day following the applicable Delivery Date.

          "Adjustment Notice" means a written notice delivered by the Company to a Holder pursuant to Section 6(c), indicating the Company's intent to adjust the Conversion Price pursuant to Section 6(c).

          "Bank" means Wachovia Bank, National Association.

          Company Conversion Date" means the date set forth on the Company Conversion Notice, which date must be not earlier than the tenth (10th) Trading Day immediately following, or later than the fifteenth (15th) Trading Day immediately following, the date a Company Conversion Notice together with the Conversion Schedule is delivered to the Holder pursuant to Section 6(b).

          "Company Conversion Notice" means a written notice in the form attached hereto as Exhibit B.

          "Company Prepayment Price" for any Debentures which shall be subject to prepayment pursuant to Section 8(a), shall equal the sum of: (i) 104% of the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

          "Conversion Date" means either a Holder Conversion Date, a Company Conversion Date or an Adjustment Date.

          "Conversion Notice" means either a Holder Conversion Notice or a Company Conversion Notice.

          "Conversion Price" means the Initial Conversion Price, subject to adjustment from time to time pursuant to Sections 6(c) (solely with respect to conversions pursuant to Section 6(c)) and Section 13.

          "Delivery Date" means the date an Adjustment Notice is delivered to the Holder pursuant to Section 6(c).

          "Equity Conditions" means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing on such Eligible Market upon issuance; (iv) such issuance would be permitted in full without violating Section 6(d) hereof or the rules or regulations of the Eligible Market on which such shares are listed or quoted; (v) no Event of Default nor any event that with the passage of time and without being cured would constitute a Event of Default has occurred and not been cured, and (vii) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated.

          "Event of Default" shall have the meaning set forth in Section 10.

          "Holder Conversion Date" means the date a Holder Conversion Notice together with the Conversion Schedule is delivered to the Company pursuant to Section 6(a).

          "Holder Conversion Notice" means a written notice in the form attached hereto as Exhibit A.

          "Holder Prepayment Price" for any Debentures required to be prepaid pursuant to Section 8(b) shall equal the sum of: (i) the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

          "Initial Conversion Price" shall equal $1.30.

          "Mandatory Conversion Amount" means $500,000, as may be adjusted for any particular Adjustment Date pursuant to Section 6(c).

          "Original Issue Date" means the date of the first issuance of any Debentures, regardless of the number of transfers of any particular Debenture.

          "VWAP" means on any particular Trading Day or for any particular period, the volume weighted average trading price per share of Common Stock on such date or for such period on an Eligible Market as reported by Bloomberg L.P., or any successor performing similar functions.

        2.    Letter of Credit.

          (a)  This Debenture is the debenture referred to in an irrevocable Letter of Credit issued by the Bank in favor of the Holder in an original amount of $[    ], a copy of which is annexed hereto as Annex A. The Company hereby acknowledges that the Holder and any subsequent Holder shall be entitled to the benefits of the Letter of Credit and covenants and agrees that it will not impair the Holder's rights under the Letter of Credit and (except to the extent provided in Section 2(b)) shall maintain the Letter of Credit in full force and effect.

          (b)  The Holder agrees that the face amount of the Letter of Credit shall be reduced from time to time pursuant to the terms set forth below:

              (i)  subsequent to each Conversion Date, the face amount of the Letter of Credit shall be reduced on the date on which the Holder receives the Underlying Shares it is entitled to receive subsequent to such Conversion Date pursuant to Section 7, by an amount equal to the principal aggregate amount of Debentures converted on such Conversion Date;

            (ii)  an amount equal to the Holder Prepayment Price or the Company Prepayment Price indefeasibly paid by the Company pursuant to the delivery of a Holder Prepayment Notice or Company Prepayment Notice, as applicable, as set forth in Section 8, upon receipt by the Holder of such payment; and

            (iii)  upon an election by the Holder to reduce the principal amount of the Debenture by the Refund Amount pursuant to Section 6(c)(iv).

          (c)  The Holder shall, within five Trading Days, or in the case of a conversion pursuant to Section 6(c)(ii), within one Trading Day, of the occurrence of any of the events giving rise to a reduction in the face amount of the Letter of Credit under Section 2(b), provide the Bank with Exhibit C attached to the Letter of Credit indicating the occurrence of such event.

          (d)  Upon the failure of the Company to timely pay to the Holder any amount which is then due and payable to the Holder under this Debenture, whether pursuant to Section 8, Section 9 or any other applicable Section herein, the Holder shall be entitled to draw on the Letter of Credit to the extent of any such payment or payments so due to the Holder is not timely paid by the Company.

          (e)  Any amounts received by the Holder pursuant to a draw on the Letter of Credit shall be applied against all unsatisfied obligations of the Company under this Debenture in the order in which such obligations arose.

        3.    Interest.

          (a)  The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture (including any interest added to such principal in accordance with this Section 3) at the rate of 1.5% per annum, payable quarterly in arrears on each January 31, April 30, July 31 and October 31, except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day (each, an "Interest Payment Date"). Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date.

          (b)  Subject to the conditions and limitations set forth below, the Company may pay interest on this Debenture (i) in cash or (ii) in Common Stock. The Company must deliver written notice to the Holder indicating the manner in which it intends to pay interest at least ten Trading Days prior to each Interest Payment Date, but the Company may indicate in any such notice that the election contained therein shall continue for subsequent Interest Payment Dates until revised. Failure to timely provide such written notice shall be deemed an election by the Company to pay the interest in Common Stock, unless payment of interest in such manner is not permitted at the time of any such payment, in which case such interest shall be payable in cash. All interest payable on the Debentures on any Interest Payment Date must be paid in the same manner. Interest paid in Common Stock shall be paid by the Company delivering to the Holder that number of shares of Common Stock equal to the amount of Interest then due divided by the Closing Price on the Interest Payment Date, rounded up to the nearest whole share.

          (c)  Notwithstanding the foregoing, the Company may not pay the interest in Common Stock unless, at such time, the Equity Conditions are satisfied with respect to such Common Stock and all of the Underlying Shares then issuable upon conversion in full of all outstanding Debentures. If the Company is required to pay interest in cash on any Interest Payment Date, the Holder may (but shall not be required to) treat such interest as if it had been added to the principal amount of this Debenture as of such Interest Payment Date.

          (d)  So long as any Debentures are outstanding, (i) neither the Company nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition, and (ii) the Company shall not pay or declare any dividend or make any distribution on any capital stock, except stock dividends on the Common Stock payable in additional shares of Common Stock.

        4.    Registration of Debentures.    The Company shall register the Debentures upon records to be maintained by the Company for that purpose (the "Debenture Register") in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Debenture as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary.

        5.    Registration of Transfers and Exchanges.    The Company shall register the transfer of any portion of this Debenture in the Debenture Register upon surrender of this Debenture to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new debenture, in substantially the form of this Debenture (any such new debenture, a "New Debenture"), evidencing the portion of this Debenture so transferred shall be issued to the transferee and a New Debenture evidencing the remaining portion of this Debenture not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Debenture by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Debenture. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

        6.    Conversion

          (a)    At the Option of the Holder.    All or any portion of the principal amount of this Debenture then outstanding shall be convertible into shares of Common Stock at the Conversion Price (subject to limitations set forth in Section 6(d)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. The Holder shall effect conversions under this Section 6(a), by delivering to the Company a Holder Conversion Notice together with a schedule in the form of Schedule 1 attached hereto (the "Conversion Schedule"). The number of Underlying Shares issuable upon any conversion under this Section 6(a) shall (subject to limitations set forth in Section 6(d)) equal the outstanding principal amount of this Debenture to be converted (including any interest payments accreted to principal pursuant to the terms hereof) divided by the Conversion Price. If the Holder is converting less than all of the principal amount represented by this Debenture, or if a conversion hereunder may not be effected in full due to the application of Section 6(d), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the principal amount which has not been converted.

          (b)    At the Option of the Company.    Subject to the conditions set forth in this Section 6(b) and Section 6(d), at any time after the first year anniversary of the Original Issue Date, the Company may require a conversion, on the Company Conversion Date, of all or a portion of the outstanding principal amount of this Debenture if: (i) the Closing Prices during any 30 consecutive Trading Days following the first year anniversary of the Original Issue Date is equal to or greater than 125% of the Conversion Price, and (ii) all of the Equity Conditions are satisfied as of the Company Conversion Date with respect to the Underlying Shares potentially issuable in connection with such proposed conversion. The Company may only exercise its right to require conversions hereunder by delivering to the Holder a Company Conversion Notice together with a Conversion Schedule within 20 Trading Days of the satisfaction of the condition set forth in clause (i) of the immediately preceding sentence. Notwithstanding anything herein to the contrary, if the Closing Price on the Company Conversion Date is less than 125% of the Conversion Price or any of the conditions set forth in clause (ii) above shall cease to be satisfied during the period from the date of the delivery of the Company Conversion Notice through and including the Company Conversion Date, then the Holder subject to such conversion may elect, by written notice to the Company given at any time after any such conditions shall cease to be in effect, to invalidate ab initio such conversion. The number of Underlying Shares issuable upon any conversion under this Section 6(b) shall (subject to limitations set forth in Section 6(d)) equal the outstanding principal amount of this Debenture to be converted (including any interest payments accreted to principal pursuant to the terms hereof) divided by the Conversion Price. The conversion subject to each Company Conversion Notice, once given, shall be irrevocable as to the Company. If the conversion of a principal amount of Debentures indicated in a Company Conversion Notice would result in the issuance to the Holder of Underlying Shares in excess of the amount permitted pursuant to Section 6(d), the Holder shall notify the Company in writing of this fact and the Company shall: (x) honor the conversion for the maximum principal amount of Debentures permitted pursuant to Section 6(d) to be converted on such Company Conversion Date and (y) cancel the Company Conversion Notice with respect to the portion of the principal amount of Debentures the conversion of which would violate Section 6(d).

          (c)    Company's Option to Adjust Conversion Price and Force Conversion.

              (i)  At any time and from time to time, subject to Section 6(b), Section 6(d) and Section 6(c)(v), the Company shall have the option, upon the delivery of an Adjustment Notice to the Holder and on the terms set forth in this Section 6(c), to require a conversion of a principal amount of Debentures equal to the Mandatory Conversion Amount; provided, however, that with the mutual consent of the Company and all of the Holders, the Mandatory Conversion Amount may be increased to $1,500,000 for any particular Adjustment Date. In each Adjustment Notice, the Company shall set forth a floor price (the "Floor Market Price"), but in no event shall the Floor Market Price be less than $0.25 or greater than the lesser of (i) $0.75 and (ii) the product of 0.85 and the VWAP on the Trading Day immediately preceding the Delivery Date.

            (ii)  On the Trading Day following the Delivery Date, the Mandatory Conversion Amount shall be converted into Underlying Shares (the "Initial Shares") at a Conversion Price (the "Threshold Conversion Price") equal to the lesser of (i) the Conversion Price then in effect, and (ii) the VWAP on the Trading Day immediately preceding the Delivery Date. Notwithstanding anything herein to the contrary, the Company shall not be entitled to deliver an Adjustment Notice on or prior to the fifth Trading Day immediately following the immediately preceding Delivery Date. If a conversion of a Mandatory Conversion Amount would result in the issuance to the Holder of Underlying Shares in excess of the amount permitted pursuant to Section 6(d), the Holder shall notify the Company in writing of this fact and the Company shall: (x) honor the conversion for the maximum principal amount of Debentures permitted pursuant to Section 6(d) to be converted on the applicable Adjustment Date and (y) cancel the portion of the Mandatory Conversion Amount the conversion of which would violate Section 6(d).

            (iii)  Subject to Section 6(c)(v), on the Adjustment Date, if the product of (x) the average of the VWAP for the five Trading Days immediately prior to the Adjustment Date (the "Conversion Market Price") and (y) 0.85 (the product of (x) and (y), the "Adjusted Conversion Price"), is less than the Threshold Conversion Price, then the Company shall issue and deliver to the Holder a stock certificate, registered in the name of the Holder and free of all restrictive legends, representing the number of shares of Common Stock (the "Additional Shares") equal to the difference between (A) the quotient obtained by dividing the Mandatory Conversion Amount by the Adjusted Conversion Price, and (B) the Initial Shares. If the Holder provides the necessary account information to the Company, the Company shall deliver the Additional Shares in a balance account with The Deposit Trust Company through its Deposit Withdrawal Commission System. If the issuance of Additional Shares would result in the issuance to the Holder of Underlying Shares in excess of the amount permitted pursuant to Section 6(d), the Holder shall notify the Company in writing of this fact and the Company shall within 5 Trading Days following the Adjustment Date, in lieu of issuing the Additional Shares, pay to the Holder in cash the portion of the Additional Shares the issuance of which would violate Section 6(d). Notwithstanding anything to the contrary, if all of the Equity Conditions are not satisfied as of the Adjustment Date, the Holder shall have the option to either receive the Additional Shares or receive the cash value of the Additional Shares. For the purposes of calculating any cash payment under this Section 6(c)(iii), the Additional Shares shall have a price per share equal to the Conversion Market Price.

            (iv)  If the lesser of (x) the Conversion Price then in effect (without taking into account any adjustment pursuant to Section 6(c)(ii)), and (y) the Adjusted Conversion Price (the lesser of (x) and (y), the "Adjusted II Conversion Price"), is greater than the Threshold Conversion Price, then the Holder, at its option, shall either (i) pay to the Company within 5 Trading Days following the Adjustment Date, an amount (the "Refund Amount") equal to the product of (A) the Initial Shares and (B) the difference between (1) the Adjusted II Conversion Price and (2) the Threshold Conversion Price, or (ii) reduce the principal amount of the Debenture by the Refund Amount.

            (v)  If the Conversion Market Price is less than the Floor Market Price, then unless the Holder elects to have the Conversion Market Price equal the Floor Market Price or the Company and the Holder otherwise mutually agree in writing, no Additional Shares shall be issued under Section 6(c)(iii) and the Company shall pay to the Holder within 5 Trading Days following the Adjustment Date, an amount equal to the Mandatory Conversion Amount. Immediately upon receipt of the cash payment, the Holder shall deliver the Initial Shares to the Company in accordance with prior written delivery instructions by the Company to the Holder relating to the Initial Shares. In addition, delivery of an Adjustment Notice and conversion pursuant to Section 6(c)(i) may occur only if all of the Equity Conditions are satisfied as of the Delivery Date with respect to the Underlying Shares potentially issuable in connection with such proposed conversion.

          (d)    Certain Conversion Restrictions.

              (i)  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any conversion of this Debenture (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the "Maximum Percentage") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. Subject to Section 6(d)(ii), by written notice to the Company, the Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to the Holder and not to any other holder of Debentures.

            (ii)  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a Holder upon any conversion of Debentures (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Holder Conversion Notice hereunder will constitute a representation by the applicable Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares issuable in respect of such Conversion Notice does not violate the restriction contained in this paragraph. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger, sale or other business combination or reclassification involving the Company as contemplated herein.

            (iii)  Notwithstanding anything to the contrary herein, the Company may not request a conversion pursuant to Section 6(b) and Section 6(c) unless the Company makes such request to all of the Holders on a pro rata basis, based on such Holders then outstanding principal amount of Debentures.

        7.    Mechanics of Conversion.

          (a)  The number of Underlying Shares issuable upon any conversion hereunder shall equal (i) the outstanding principal amount of this Debenture to be converted, divided by the Conversion Price on the Conversion Date, plus (ii) the amount of any accrued but unpaid interest on this Debenture through the Conversion Date, divided by the Conversion Price on the Conversion Date.

          (b)  Upon conversion of this Debenture, the Company shall promptly (but in no event later than three Trading Days after the Holder Conversion Notice, and in no event later than one Trading Day after the Company Conversion Date or the Adjustment Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Company shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

          (c)  The Holder shall not be required to deliver the original Debenture in order to effect a conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original Debenture and issuance of a New Debenture representing the remaining outstanding principal amount. Upon surrender of this Debenture following one or more partial conversions, the Company shall promptly deliver to the Holder a New Debenture representing the remaining outstanding principal amount.

          (d)  The Company's obligations to issue and deliver Underlying Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares.

          (e)  If by the third Trading Day after a Conversion Date the Company fails to deliver to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7, then the Holder will have the right to rescind such conversion by giving written notice to the Company.

          (f)    If by the third Trading Day after a Conversion Date the Company fails to deliver to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall either (i) pay cash to such Purchaser in an amount equal to such Purchaser's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Purchaser a certificate or certificates representing such Common Stock and pay cash to such Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company's obligation to deliver such certificate.

        8.    Prepayments

          (a)    Prepayment at the Option of the Company.

              (i)  At any time following the Original Issue Date and prior to the Maturity Date, upon delivery of a written notice to the Holder (a "Company Prepayment Notice" and the date such notice is delivered by the Company, the "Company Notice Date"), the Company shall be entitled to prepay a principal amount of Debentures equal to the lesser of (x) the aggregate outstanding principal amount of Debentures then held by the Holder and (y) the principal amount of Debentures which may be converted without violation of Section 6(d), in either case, for an amount in cash equal to the Company Prepayment Price. Notwithstanding anything herein to the contrary, the Company shall only be entitled to deliver a Company Prepayment Notice pursuant to the terms hereof if the Equity Conditions are satisfied with respect to all shares of Common Stock issuable upon a Company Notice Date. If any of the Equity Conditions shall cease to be in effect during the period between the Company Notice Date and the date the Company Prepayment Price is paid in full, then the Holder subject to such prepayment may elect, by written notice to the Company given at any time after any of the Equity Conditions shall cease to be in effect, to invalidate ab initio such optional prepayment, notwithstanding anything herein contained to the contrary. The Holder may convert any portion of the outstanding principal amount of the Debentures subject to a Company Prepayment Notice prior to the date that the Company Prepayment Price is due and paid in full. Once delivered, the Company shall not be entitled to rescind a Company Prepayment Notice.

            (ii)  The Company Prepayment Price shall be due on the 20th Trading Day immediately following the Company Notice Date. Any such prepayment shall be free of any claim of subordination. If any portion of the Company Prepayment Price shall not be timely paid by the Company, interest shall accrue thereon at the rate of 12% per annum (or the maximum rate permitted by applicable law, whichever is less) until the Company Prepayment Price plus all such interest is paid in full, which payment shall constitute liquidated damages and not a penalty. In addition, if any portion of the Company Prepayment Price remains unpaid after such date, the Holder subject to such prepayment may elect by written notice to the Company to invalidate ab initio such Company Prepayment Notice with respect to the unpaid amount, notwithstanding anything herein contained to the contrary. If the Holder makes such an election, this Debenture shall be reinstated with respect to such unpaid amount and the Company shall no longer have any prepayment rights under this Section 8.

            (iii)  Notwithstanding anything to the contrary herein, the Company may not elect a prepayment pursuant to Section 8(a)(i) unless the Company makes such prepayment election to all of the Holders on a pro rata basis, based on such Holders then outstanding principal amount of Debentures.

          (b)    Prepayment at the Option of the Holder.

              (i)  Subject to the following sentence at any time following the Original Issue Date and prior to the Maturity Date, the Holder shall have the right, exercisable at the sole option of the Holder, and by delivery of a written notice (a "Holder Prepayment Notice" and the date such notice is delivered by the Holder, the "Holder Notice Date") to the Company, to require the Company to prepay all or a portion of the Debentures then held by the Holder for an amount in cash, equal to the Holder Prepayment Price which shall be due and payable on the 20th Trading Day following the delivery of the Holder Prepayment Notice by the Holder. Notwithstanding anything herein to the contrary, the Holder shall only be entitled to deliver a Holder Prepayment Notice pursuant to the terms hereof if: (x) during any consecutive 90 day period following the Original Issue Date, the Holders of the Debentures or the Company have not converted more than an aggregate of $3,000,000 of the original principal amount of Debentures issued to all Holders on the Original Issue Date or, (y) on the one year anniversary of the Original Issue Date, the Holders of the Debentures or the Company have not converted more than an aggregate of $7,500,000 of the original principal amount of Debentures issued to all Holders on the Original Issue Date.

            (ii)  Any obligation to pay any Holder Prepayment Price shall be free of any claim of subordination. If any portion of the Holder Prepayment Price shall not be timely paid by the Company, interest shall accrue thereon at the rate of 12% per annum (or the maximum rate permitted by applicable law, whichever is less) until the Holder Prepayment Price plus all such interest is paid in full, which payment shall constitute liquidated damages and not a penalty. In addition, if any portion of the Holder Prepayment Price remains unpaid after such date, the Holder subject to such prepayment may elect by written notice to the Company to invalidate ab initio such Holder Prepayment Notice with respect to the unpaid amount, notwithstanding anything herein contained to the contrary. If the Holder makes such an election, this Debenture shall be reinstated with respect to such unpaid amount. For purposes of this Section 8, principal amount of Debentures shall remain outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof. The Holder may convert any portion of the outstanding principal amount of the Debentures subject to a prepayment hereunder prior to the date that the Holder Prepayment Price is due and paid in full.

        9.    Events of Default.

          (a)  "Event of Default" means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

              (i)  any default in the payment (free of any claim of subordination) of principal, interest or liquidated damages in respect of any Debentures, as and when the same becomes due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or prepayment or otherwise);

            (ii)  the Company or any Subsidiary defaults in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary in an amount exceeding $500,000, whether such indebtedness now exists or is hereafter created, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

            (iii)  the occurrence of a Triggering Event;

            (iv)  the occurrence of a Change of Control transaction;

            (v)  the Company defaults in the timely performance of any other obligation under the Transaction Documents and such default continues uncured for a period of five Trading Days after the date on which written notice of such default is first given to the Company by the Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within five Trading Days); or

            (vi)  either: (A) the Letter of Credit shall be revoked, withdrawn, terminated or disaffirmed by the Bank or (B) the Holder shall have received notification from the Bank pursuant to the Letter of Credit that the Letter of Credit shall not be renewed and 30 days shall have elapsed since the delivery of such notification.

          (b)  At any time or times following the occurrence of an Event of Default, the Holder shall have the option to elect, by notice to the Company (an "Event Notice"), to require the Company to repurchase all or any portion of the outstanding principal amount of this Debenture, at a repurchase price equal to the greater of (A) 115% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment, or (B) the Event Equity Value of the Underlying Shares issuable upon conversion of such principal amount and all such accrued but unpaid interest thereon. The aggregate amount payable pursuant to the preceding sentence is referred to as the "Event Price." The Company shall pay the aggregate Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver the original Debenture and original certificates evidencing any Underlying Shares so repurchased to the Company (to the extent such documents have been delivered to the Holder).

          (c)  Upon the occurrence of any Bankruptcy Event, all outstanding principal and accrued but unpaid interest on this Debenture shall immediately become due and payable in full in cash, without any further action by the Holder, and the Company shall immediately be obligated to repurchase this Debenture and all such Underlying Shares at the Event Price pursuant to the preceding paragraph as if the Holder had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

          (d)  In connection with any Event of Default, the Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

        10.    Ranking.    This Debenture ranks pari passu with all other Debentures now or hereafter issued pursuant to the Transaction Documents. No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect of interest, damages or upon liquidation or dissolution or otherwise. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Company's obligations under the Debentures.

        11.    Charges, Taxes and Expenses.    Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Debenture shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Debentures in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Debenture or receiving Underlying Shares in respect hereof.

        12.    Reservation of Underlying Shares.    The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Debenture (taking into account the adjustments of Section 13), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company covenants that it shall keep the Registration Statement continuously effective until the Maturity Date.

        13.    Certain Adjustments.    The Conversion Price is subject to adjustment from time to time as set forth in this Section 13.

          (a)    Stock Dividends and Splits.    If the Company, at any time while this Debenture is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

          (b)    Pro Rata Distributions.    If the Company, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, "Distributed Property"), then, at the request of the Holder delivered before the 90th day after the record date fixed for determination of stockholders entitled to receive such distribution, the Company will deliver to the Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Underlying Shares for which this Debenture could have been converted immediately prior to such record date. If such Distributed Property is not delivered to the Holder pursuant to the preceding sentence, then upon any conversion of this Debenture that occurs after such record date, the Holder shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that the Holder would have been entitled to receive in respect of such number of Underlying Shares had the Holder been the record holder of such Underlying Shares immediately prior to such record date.

          (c)    Fundamental Transactions.    If, at any time while this Debenture is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 13(a) above) (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder's right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

          (d)    Subsequent Equity Sales.

              (i)  If, at any time while this Debenture is outstanding, the Company or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, "Common Stock Equivalents") at an effective net price to the Company per share of Common Stock (the "Effective Price") less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal the Effective Price. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the "Deemed Number") shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

            (ii)  If, at any time while this Debenture is outstanding, the Company or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a "Floating Price Security"), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

            (iii)  Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of (A) the issuance of Common Stock upon exercise or conversion of any Common Stock Equivalents described in Schedule 3.1(m) to the Purchase Agreement (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification, and that the applicable exercise or conversion price or ratio is described in such schedule), (B) any grant of options to employees, officers or directors of the Company pursuant to any stock option plan duly adopted by the Company's board of directors or in respect of the issuance of Common Stock upon exercise of any such options, (C) issuances of Common Stock or Common Stock Equivalents in connection with strategic transactions not significantly for the purpose of raising capital, (D) issuances of Common Stock Equivalents upon the conversion of any Warrant, Debenture or other Common Stock Equivalent outstanding on the date hereof, (E) any Common Stock or Common Stock Equivalents issued to pay all or a portion of any investment banking, finders or similar fee or commission, which entitles the.holders thereof to acquire shares of Common Stock at a price not less than the market price of the Common Stock on the date of such issuance and which is not subject to any adjustments other than on account of stock splits and reverse stock splits, or (F) any conversion or adjustment to the Conversion Price pursuant to Section 6(c).

          (e)    Reclassifications; Share Exchanges.    In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Holders of the Debentures then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Debentures could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (f)    Calculations.    All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (g)    Notice of Adjustments.    Upon the occurrence of each adjustment pursuant to this Section 13, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder.

          (h)    Notice of Corporate Events.    If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Debenture prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

        14.    Fractional Shares.    The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Debenture. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Debenture, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

        15.    Notices.    Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 800 Miramonte Drive, Santa Barbara, California 93109, facsimile: (805) 899-3517, attention Chief Financial Officer, or (ii) if to the Holder, to the address or facsimile number appearing on the Company's stockholder records or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

        16.    Miscellaneous.

          (a)  This Debenture shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Debenture may be amended only in writing signed by the Company and the Holder and their successors and assigns.

          (b)  Subject to Section 16(a), above, nothing in this Debenture shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Debenture. This Debenture shall inure to the sole and exclusive benefit of the Company and the Holder.

          (c)    GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.    THE CORPORATE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW

  YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

          (d)  The headings herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

          (e)  In case any one or more of the provisions of this Debenture shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

          (f)    In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Debenture to a price shall be amended to appropriately account for such event.

          (g)  No provision of this Debenture may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or, or, in the case of a waiver, by the Holder. No waiver of any default with respect to any provision, condition or requirement of this Debenture shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

EARTHSHELL CORPORATION
By:
Name:
Title:

EXHIBIT A

HOLDER CONVERSION NOTICE

(To be Executed by the Registered Holder
in order to convert Debentures)

        The undersigned hereby elects to convert the principal amount of Debenture indicated below, into shares of Common Stock of EarthShell Corporation, as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Debenture.

Conversion calculations:	Date to Effect Conversion
Principal amount of Debenture owned prior to conversion
Principal amount of Debenture to be Converted (including of interest added under Section 3(c) of the Debenture)
Principal amount of Debenture remaining after Conversion
Number of shares of Common Stock to be Issued
Applicable Conversion Price
Name of Holder
	By:	Name: Title:
☐
By the delivery of this Conversion Notice the Holder represents and warrants to the Company that its ownership of the Common Stock does not exceed the restrictions set forth in Section 6(d) of the Debenture.

EXHIBIT B

COMPANY CONVERSION NOTICE

(To be executed by the Company
in order to convert the Debenture)

        The undersigned in the name and on behalf of EarthShell Corporation, hereby elects to convert the principal amount of Debenture indicated below, into shares of Common Stock of EarthShell Corporation, as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Debenture.

Conversion calculations:	Date to Effect Conversion
Principal amount of Debenture owned prior to conversion
Principal amount of Debenture to be Converted (including of interest added under Section 3(b) of the Debenture)
Principal amount of Debenture remaining after Conversion
Number of shares of Common Stock to be Issued
Applicable Conversion Price
Name of Holder
	By:	Name: Title:
EARTHSHELL CORPORATION
	By:	Name: Title:

2

Schedule 1

CONVERSION SCHEDULE

        Secured Convertible Debentures due on the five year anniversary of the Original Issue Date in the aggregate principal amount of $[    ] issued by EarthShell Corporation This Conversion Schedule reflects conversions made under the above referenced Debentures.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price

3

QuickLinks

  Exhibit 4.2
EARTHSHELL CORPORATION SECURED CONVERTIBLE DEBENTURE DUE AUGUST 12, 2007
EXHIBIT A HOLDER CONVERSION NOTICE
EXHIBIT B COMPANY CONVERSION NOTICE
Schedule 1 CONVERSION SCHEDULE